Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2022 Financial Results and Provides 2023 Guidance

Inspire Reports First Profitable Quarter and
Year-over-Year Revenue Growth of 76% in the Fourth Quarter

MINNEAPOLIS, Minnesota - February 7, 2023 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and full year ended December 31, 2022, and provided full year 2023 guidance.

Recent Business Highlights and Full Year 2023 Guidance

•Generated revenue of $137.9 million in the fourth quarter of 2022, a 76% increase over the same quarter last year, and revenue of $407.9 million in full year 2022, a 75% increase over full year 2021
•Achieved gross margin of 83.9% in the fourth quarter of 2022
•Reported net income of $3.2 million and diluted net earnings per share of $0.10 in the fourth quarter of 2022
•Activated 61 new U.S. centers in the fourth quarter of 2022, bringing the total to 905 U.S. medical centers implanting Inspire therapy
•Created 16 new U.S. sales territories in the fourth quarter of 2022, bringing the total to 225 U.S. sales territories
•Expects full year 2023 revenue to be in the range of $560 million to $570 million, which would represent year-over-year growth of approximately 37% to 40%

"We are pleased with our strong performance in the fourth quarter and full year 2022. Our growth in the fourth quarter, as well as for the year, was primarily driven by higher utilization at existing centers and the addition of 61 new U.S. implanting centers and 16 new U.S. sales territories. With significant momentum and many accomplishments throughout our business, we are proud to achieve our first profitable quarter," said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "Given our strong performance in 2022, we are providing 2023 revenue guidance of between $560 million to $570 million, an increase of 37% to 40% year-over-year.”

“We completed several important milestones in 2022 including an expanded label for full-body MRI compatibility, the commercial launches of our Bluetooth®-enabled patient remote and our silicone-based stimulation and sensing leads, the FDA submission of our SleepSync™ programmer, and important indication expansions for Pediatric Down Syndrome and higher AHI and BMI. We completed enrollment of 300 patients in our PREDICTOR study which aims to remove the drug-induced sleep endoscopy (DISE) requirement for most patients with BMI under 32. We also made strategic investments in EnsoData and Ognomy and initiated a pilot of a digital scheduling tool to facilitate and streamline patient access to care through our Advisor Care Program,” concluded Mr. Herbert.

Fourth Quarter 2022 Financial Results

Revenue was $137.9 million for the three months ended December 31, 2022, a 76% increase from $78.4 million in the corresponding period in the prior year. U.S. revenue for the quarter was $134.3 million, an increase of 78% as compared to the prior year quarter. Fourth quarter revenue outside the U.S. was $3.6 million, an increase of 28% as compared to the fourth quarter of 2021.

Gross margin was 83.9% for the three months ended December 31, 2022, compared to 85.8% for the corresponding prior year period, with the reduction primarily due to higher costs of certain component parts caused by inflation and supply chain challenges, and additional costs associated with the transition of the manufacturing lines to produce our new silicone-based leads, partially offset by increased sales volume and a price increase which began taking effect for some U.S. customers in May 2022.

Operating expense increased to $116.1 million for the fourth quarter of 2022, as compared to $69.1 million in the corresponding prior year period, an increase of 68%. This increase primarily reflected ongoing investments targeting the expansion of the U.S. sales organization, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.

Net income was $3.2 million for the fourth quarter of 2022, as compared to a loss of $2.4 million in the corresponding prior year period. The diluted income per share for the fourth quarter of 2022 was $0.10, as compared to the diluted loss per share of $0.09 in the prior year period.

Full Year 2022 Financial Results

Revenue was $407.9 million in full year 2022, a 75% increase from $233.4 million in the prior year. U.S. revenue for full year 2022 was $394.8 million, an increase of 79% over the prior year. Full year 2022 revenue outside the U.S. was $13.0 million, an increase of 5% over full year 2021.

Gross margin was 83.8% for full year 2022, compared to 85.7% for full year 2021.

Operating expense was $389.3 million for full year 2022, as compared to $240.0 million in full year 2021, an increase of 62%.

Net loss was $44.9 million for full year 2022, as compared to $42.0 million for full year 2021. The basic net loss per share for full year 2022 was $1.60 per share, compared to $1.54 for full year 2021.

As of December 31, 2022, cash, cash equivalents and investments were $451.4 million, compared to $224.4 million as of December 31, 2021.

Full Year 2023 Guidance

Inspire expects full year 2023 revenue to be in the range of $560 million to $570 million, which would represent growth of approximately 37% to 40% over full year 2022 revenue of $407.9 million. Gross margin for the full year 2023 is anticipated to be in the range of 83% to 85%.

In addition, during each quarter of 2023, the Company expects to activate 52 to 56 new U.S. medical centers implanting Inspire therapy and add 12 to 14 new U.S. sales territories.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, February 7, 2023, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BIbb3546fe40dd413ca08a880c0c003255. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/hfuhf8ma. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2023 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2023 and the impact of such additions, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$137,900	$78,398	$407,856	$233,394
Cost of goods sold	22,152	11,156	66,115	33,279
Gross profit	115,748	67,242	341,741	200,115
Operating expenses:
Research and development	21,248	10,294	68,645	37,350
Selling, general and administrative	94,835	58,769	320,688	202,615
Total operating expenses	116,083	69,063	389,333	239,965
Operating loss	(335)	(1,821)	(47,592)	(39,850)
Other (income) expense:
Interest and dividend income	(3,369)	(15)	(5,050)	(125)
Interest expense	—	538	1,677	2,128
Other (income) expense, net	(241)	27	49	117
Total other (income) expense	(3,610)	550	(3,324)	2,120
Income (loss) before income taxes	3,275	(2,371)	(44,268)	(41,970)
Income taxes	125	20	613	72
Net income (loss)	3,150	(2,391)	(44,881)	(42,042)
Other comprehensive income (loss):
Foreign currency translation gain	195	—	89	—
Unrealized gain (loss) on investments	82	(46)	(120)	(84)
Total comprehensive income (loss)	$3,427	$(2,437)	$(44,912)	$(42,126)

Basic income (loss) per share	$0.11	$(0.09)	$(1.60)	$(1.54)
Diluted income (loss) per share	$0.10	$(0.09)	$(1.60)	$(1.54)
Basic weighted average shares outstanding	28,931,271	27,374,196	28,071,748	27,262,979
Diluted weighted average shares outstanding	30,209,503	27,374,196	28,071,748	27,262,979

Inspire Medical Systems, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$441,592	$214,467
Investments, short-term	9,821	—
Accounts receivable, net of allowance for credit losses of $36 and $99, respectively	61,228	34,179
Inventories, net	11,886	17,231
Prepaid expenses and other current assets	5,505	2,660
Total current assets	530,032	268,537
Investments, long-term	—	9,938
Property and equipment, net	17,249	8,486
Operating lease right-of-use assets	6,880	7,919
Other non-current assets	10,715	204
Total assets	$564,876	$295,084
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,847	$11,665
Accrued expenses	34,339	20,454
Notes payable, current portion	—	9,188
Total current liabilities	61,186	41,307
Notes payable, non-current portion	—	15,799
Operating lease liabilities, non-current portion	7,536	8,796
Other non-current liabilities	146	134
Total liabilities	68,868	66,036
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized; 29,008,368 and 27,416,106 shares issued and outstanding at December 31, 2022 and 2021, respectively	29	27
Additional paid-in capital	820,335	508,465
Accumulated other comprehensive loss	(86)	(55)
Accumulated deficit	(324,270)	(279,389)
Total stockholders' equity	496,008	229,048
Total liabilities and stockholders' equity	$564,876	$295,084